Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of SMART Global Holdings, Inc. of our report dated April 6, 2018 with respect to the consolidated financial statements of Penguin Computing Inc., as of and for the year ended December 31, 2017, appearing in SMART Global Holdings, Inc.’s Form 8-K/A filed on August 24, 2018, and to the use of our name as it appears under the caption “Experts” in the aforementioned Registration Statement.

/s/ SHEA LABAGH DOBBERSTEIN

Certified Public Accountants, Inc.

San Francisco, California

September 20, 2018